Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of  IncrediMail Ltd. for the registration of an additional 1,000,000 of its ordinary shares under its 2003 Israeli Share Option Plan of our report dated March 25, 2010, with respect to the consolidated financial statements of IncrediMail Ltd. and its subsidiaries for the year ended December 31, 2009, which is included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Tel-Aviv, Israel
January 20, 2011